Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of McEwen Mining Inc. of our report dated June 6, 2017, with respect to the statements of financial position of Minera Santa Cruz S.A. as of December 31, 2016 and December 31, 2015 and the related statements of profit (loss) and other comprehensive profit (loss), changes in equity, and cash flows for the years ended December 31, 2016, 2015 and 2014. We further consent to the reference to our firm under the heading “Experts” in such Registration Statement.

City of Buenos Aires, Argentina

April 26, 2018

/s/ Pistrelli, Henry Martin y Asociados S.R.L.

PISTRELLI, HENRY MARTIN Y ASOCIADOS S.R.L.
/s/ Pistrelli, Henry Martin y Asociados S.R.L.
Member of Ernst & Young Global